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                                                                   EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT

     Agreement made as of September 1, 1993, between Cell Pathways, Inc. (the "Company") with its principal office currently at 1700 Broadway, Denver, Co. 80290, and Christopher J. Blaxland, who currently resides in Radnor, Pennsylvania (the "Executive").

                                   Witnesseth

     Whereas, the Company desires to induce the Executive to accept the position as the Company's President upon and subject to the terms herein provided; and

     Whereas, Executive desires to accept such employment with the Company upon and subject to the terms herein provided.

     Now, Therefore, in consideration of the premises and the mutual agreements and undertakings herein set forth, the parties hereto covenant and agree as follows:

     Section 1. Base Compensation and Term. The Company will pay Executive for his services base compensation at an initial annual rate of One Hundred Fifty Thousand Dollars ($150,000) payable in accordance with normal Company practice, but in any event not less often than monthly, subject only to such payroll and withholding deductions as are required by law. The Board of Directors and Executive may mutually agree from time to time to change such annual rate of compensation, taking into account the capitalization of the Company and the prevailing fair market compensation for industry executives having equivalent duties and responsibilities in similar situations. The annual rate of base compensation shall increase by $25,000 upon the completion of the next significant round of financing (which shall mean at least $5 million from sources other than present investors). Employment of Executive shall continue in effect until it is terminated pursuant to Section 8.

     Section 2. Bonus Payments. The Executive will be eligible for an annual cash bonus equal to 25% of base compensation based upon the successful achievement of certain milestones to be mutually agreed upon by the Executive and the Company. In addition, the Executive will be eligible for additional cash or stock bonuses based upon the accomplishment of other significant events which benefit the Company and result largely from the effort of the Executive.

     Section 3. Office and Duties. Executive shall serve as the President of the Company and shall manage, direct and develop the Company's pharmaceutical business. Executive shall report to the Chief Executive Officer, and shall perform and discharge well and faithfully such other duties as may be assigned to him from time to time by the Company in connection with the conduct of its business. Executive covenants and agrees that during the term of this agreement he will devote substantially all of his working time, attention and efforts to the performance of his duties hereunder and will not engage in competition with the Company's products until expiration of one year after leaving its employ.

                                       1.
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     Section 4.  Expenses.  Executive shall be entitled to reimbursement for reasonable business and travel expenses incurred by him in connection with the performance of his duties hereunder upon receipt of vouchers therefor in accordance with such procedures as the Company has heretofore or may hereafter establish. As part of Executive's travel expense, the Company shall provide, or reimburse Executive for, an apartment in Denver, Colorado until such time as the Company shall determine its permanent headquarters location, it being understood that this period is expected to end no later than six months after completion of the next round of funding. If the Company shall fail to determine, or shall further change, the location of its permanent headquarters, the Company and the Executive shall enter into such further arrangements as shall be reasonable under the circumstances.

     Section 5. Relocation Expense Reimbursement. Executive shall be entitled to a reimbursement of all actual costs up to a maximum of Twenty Five Thousand Dollars ($25,000) for moving, travel, property maintenance, and transaction costs to relocate the Executive and his immediate family from the Radnor, Pennsylvania area to the Company's permanent location which may be in Colorado or elsewhere.

     Section 6. Vacation During Employment. Executive shall be entitled to such reasonable vacation as may be allowed by the Company in accordance with general practices the Company has heretofore or may hereafter establish, but in any event not less than four (4) weeks per year.

     Section 7. Additional Benefits. To the extent he is otherwise eligible, Executive and his qualified dependents shall be entitled to participate in all group insurance programs, health and dental coverage (or reimbursement of continuation of his present coverage under COBRA or otherwise until the Company shall establish an indemnity or other non-HMO plan in keeping with the industry standards), retirement plans, profit sharing plans or other fringe benefit plans which the Company in its sole and absolute discretion makes available in general to its employees. The Company will endeavor to obtain life and disability insurance for all its employees, including Executive, with coverage and on terms reasonable in light of industry standards.

     Section 8. Termination of Employment. Notwithstanding any other provision of this Agreement:

          (a) Death. Executive's employment shall terminate immediately in the event of Executive's death during the term of his employment, in which event base salary shall be discontinued and the Board of Directors shall determine whether Executive has earned any bonus payment described in Section 2.

          (b) Disability. The Company may terminate Executive's employment after having established the Executive's Disability, in which event base salary shall be discontinued and the Board of Directors shall determine whether Executive has earned any bonus payment described in Section 2. For purpose of this Agreement, the term "Disability" shall mean an injury or illness which prevents the Executive from substantially performing his duties and responsibilities for a period of sixty (60) days.

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          (c)  Involuntary Termination.  The Company may terminate the Executive at any time during the term of this Agreement. In the event that the employment of the Executive is terminated by the Company solely pursuant to this Section 8(c), the Company shall continue to pay Executive in accordance with Section 9.

          (d) Voluntary Termination. The Executive may voluntarily terminate his employment at any time, in which event he shall receive no severance pay other than accrued salary, vacation and any other such compensation, if any, which is applicable and is generally required to be paid to terminating employees.

          (e) For Good Reason. The Executive may terminate his employment at any time for Good Reason. "Good Reason" shall mean (i) the assignment to Executive of any duties materially inconsistent with the duties and substantial responsibilities of Executive described in Section 3 of this Agreement, or any other action of the Company which results in a diminution in such position, authority, duties or responsibilities, or (ii) any material failure by the Company to comply with any of the provisions of this Agreement.

          (f) Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, the term "Cause" shall mean (1) an act or acts of dishonesty or fraud on the Executive's part which is intended to result in his personal enrichment at the expense of the Company or which materially harms the Company, (2) a violation of Company policies which results in material injury to the Company, or (3) a material breach of this Agreement or any other material agreement between the Executive and the Company. If the Executive's employment is terminated for Cause, the Company shall pay the Executive his full base salary through the date of termination and the Company shall have no further obligations to the Executive under this Agreement other than in respect of benefit plans.

     Section 9. Severance Pay. In the event the Executive is terminated by the Company solely pursuant to Section 8(c), or if the Executive terminates himself pursuant to Section 8(e), the Company shall continue to pay the Executive his full base compensation for a twelve (12) month period from the date of termination. In addition, the Company will continue to provide the benefits referred to in Section 7 for a period of twelve (12) months from termination.

     Section 10. Proprietary Information and Confidentiality Agreement. Concurrently with the execution hereof, Executive shall execute and deliver a Proprietary Information and Confidentiality Agreement in the form of Exhibit A hereto.

     Section 11. Stock Option Grant. Concurrently with the execution hereof, Executive and the Company shall execute and deliver a Stock Option Agreement in the form of Exhibit B hereto whereby Executive is granted options to purchase 2177 shares of the Common Stock of the Company of which 25% shall vest and become exercisable upon the first anniversary of Executives employment, and an additional 25% at each of the next three anniversary dates of the Executives employment with the Company; provided that all unvested options shall vest upon the earlier of (a) change in control as defined in the stock option agreement and (b) the first regular sales of Company pharmaceutical products for consumer use in the United States in

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commercially significant quantities, whether such sales are effected directly by the Company or indirectly through a licensee or other intermediary.

     Section 12. Amendments. This Agreement may not be amended nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

     Section 13. No Conflict. Executive represents and warrants to the Company that, as of the date hereof, he is not under any obligation to any person, firm or corporation, and has no other interest, which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair, in any way, the performance by him of any of the covenants or his duties in his said employment.

     Section 14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

     Section 15. Approval by the Board of Directors. This Agreement must be approved by the Board of Directors of the Company prior to its becoming effective.

     In Witness Whereof, the parties have executed or caused to be executed this Agreement as of the date first above written.

                                 Cell Pathways, Inc.


                                 By: /s/ Floyd G. Nichols
                                    -----------------------------------
                                     Floyd G. Nichols
                                     Chief Executive Officer

                                     /s/ Christopher J. Blaxland
                                    -----------------------------------
                                     Christopher J. Blaxland
                                     Executive

                                      4.